UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 28, 2005
Penford Corporation
(Exact name of registrant as specified in its charter)

Washington	0-11488	91-1221360
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7094 South Revere Parkway,
Centennial, Colorado	80112-3932
(Address of principal executive offices)	(Zip Code)
303-649-1900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On October 28, 2005, the Board of Directors approved, following its review of the recommendation of the Executive Compensation and Development Committee (the “Committee”), the 2006 fiscal year performance metrics and the target bonus percentages for named executive officers under the executive bonus program.
Under the executive bonus program, each executive officer has been assigned a target bonus for the 2006 fiscal year determined as a percentage of base salary. The target bonus for the Chief Executive Officer is 100 percent of base salary. The target bonus is 75 percent and 40 percent, respectively, for the Chief Financial Officer and the other named executive officers who are Vice Presidents. The maximum bonus amount payable under the program is capped at 200 percent of target bonus.
After the end of the 2006 fiscal year, the Committee will determine the extent to which the participants achieve the quantitative performance metrics, which for fiscal 2006 was determined to be 70% of the target attainment goal, and individual qualitative performance metrics, which for fiscal 2006 was determined to be 30% of the target attainment goal. The Committee determined that the quantitative performance metrics for fiscal 2006 will include earnings, returns, asset management and cash flow. The individual qualitative performance metrics were tailored to each named executive officer and included such metrics as identifying opportunities and successfully implementing programs.
At the end of the 2006 fiscal year, the Committee will adjust the amount based on quantitative and qualitative performance by individual performance factor ratings of 50 percent to 150 percent applied separately to the quantitative and qualitative performance amounts. In addition, a subjective adjustment (positive or negative) can be applied to the bonus amount based on the executive’s success or failure in capitalizing on business opportunities that may develop during the year.
In addition to establishing the bonus program for the 2006 fiscal year, the Committee and the Board also reviewed 2005 fiscal year performance. The following bonuses for the 2005 fiscal year were approved: Mr. Malkoski, $420,000; Mr. Cordier, $250,500; Mr. Keeley, $87,700; Mr. Kunerth, $88,500; Mr. Burns $45,100; and Mr. Randall, $110,000. The expense for these bonuses was recognized in fiscal 2005 results of operations. Options under the Penford Corporation 1994 Stock Option Plan were granted to the following named executives in the amounts shown: Mr. Malkoski, 35,000 shares; Mr. Cordier, 25,000 shares. The options have an exercise price of $13.32 per share and vest and become exercisable in accordance with the terms of the Plan in four equal installments beginning on the first anniversary of the date of the grant. The Board and Committee also established the following annual salaries for named executive officers effective January 1, 2006: Mr. Malkoski, $475,000; Mr. Cordier, $315,000; Mr. Kunerth, $230,000; Mr. Burns, $214,000; and Mr. Randall, $220,000.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
On October 28, 2005, the Board amended Section 3.2 of Article III of the Company’s Bylaws. The amendment increased the period a director can serve from the annual meeting of shareholders immediately following such director’s 70th birthday to the annual meeting of shareholders immediately following such director’s 72nd birthday. The text of amended Section 3.2 of the Company’s Amended and Restated Bylaws is attached as Exhibit 3.1.

Item 9.01: Financial Statements and Exhibits
(c) Exhibits
The following exhibits are furnished in accordance with Item 601 of Regulation S-K:

Exhibit No.	Description
3.1	Section 3.2 of the Registrant’s Amended and Restated Bylaws
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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Penford Corporation (Registrant)
November 3, 2005	/s/ Steven O. Cordier
Steven O. Cordier
Senior Vice President and Chief Financial Officer

 3

EXHIBIT INDEX
Pursuant to Item 601(a)(2) of Regulation S-K, this exhibit index immediately precedes the exhibits.

Exhibit No.	Description
3.1	Section 3.2 of the Registrant’s Amended and Restated Bylaws